COMMERCIAL SUBLEASE AGREEMENT

This Commercial Sublease (this “Sublease”) is made effective as of August 1st, 2012, by and between 3 Kings Ventures (“Tenant”), and Kush Bottles (“Subtenant”). Tenant has previously entered into a lease agreement with Tri-Star Interiors (“Landlord”) dated August 1st, 2012 (the “Prime Lease”), a copy of which is attached as an exhibit to this Sublease. Tenant now desires to sublet the leased property to Subtenant and Subtenant desires to sublet the leased property from Tenant. Therefore, the parties agree as follows:

PREMISES. Tenant, in consideration of the sublease payments provided in this Agreement, sublets to subtenant 3500 sq ft. located at 1800 Newport Circle, Santa Ana, CA, 92705 (the “Premises”).

TERM AND POSSESSION. The term of this Sublease will begin on August 1st, 2012 and unless terminated sooner pursuant to the terms of this Sublease, it will continue for the remainder of the term provided in the Prime Lease, which terminates August 1st, 2015.

SUBLEASE PAYMENTS. Subtenant shall pay to Tenant sublease payments of $3000.00 per month, payable in advance on the first day of each month. Sublease payments shall be made to Tenant at 1800 Newport Circle, Santa Ana, CA 92705, which may be changed from time to time by Tenant.

Tenant shall pay for all utilities used or consumed at the Demised Premises during the term of this Agreement as currently obligated by the Tenant under the Prime Lease. The cost of utilities used by Subtenant under the Prime Lease. The cost of utilities used by Subtenant will be built into the monthly rent.

DEFAULTS. Subtenant shall be in default of this Sublease if Subtenant fails to fulfill any lease obligation or term by which Subtenant is bound. Subject to any governing provisions of law to the contrary, if Subtenant fails to cure any financial obligation within 5 days (or any other obligation within 10 days) after written notice of such a default is provided by Landlord to Subtenant, Landlord may take possession of the Premises without any further notice (to the extent permitted by law), and without prejudicing Landlord’s rights to damages. In the alternative, Landlord may elect to cure any default and the cost of such action shall be added to the Subtenant’s financial obligations under this Sublease. Subtenant shall pay all costs, damages, and expenses (including reasonable attorney fees and expenses) suffered by Landlord by reason of Subtenant’s defaults. All sums of money or charges required to be paid by Subtenant under this Sublease shall be additional rent, whether or not such sums or charges are designated as “additional rent” . The rights provided by this paragraph are cumulative in nature and are in addition to any other rights afforded by law.

LATE PAYMENTS. For any payment that is not paid within (6) days after its due date, Subtenant shall pay a late fee of $100.00.

SECURITY DEPOSIT. At the time of the signing of this Sublease, Subtenant shall pay to Landlord, in trust, a security deposit of $0.00 to be held and disbursed for Subtenant damages to the Premises or other defaults under this Sublease (if any) as provided by law.

CUMULATIVE RIGHTS. The rights of the parties under this Sublease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

NON-SUFFICIENT FUNDS. Subtenant shall be charged a fee of $1,000,000.00 for each check that is returned to Landlord for lack of sufficient funds.

PROPERTY INSURANCE. Lessor, Tenant, and Subtenant shall each maintain appropriate insurance for their respective interests in the Premises and property located on the Premises. Lessor and Tenant shall be named as an additional insured in such policies. Subtenant shall deliver appropriate evidence to Tenant as proof that adequate insurance is in force issued by companies reasonably satisfactory to Tenant. Tenant shall receive advance written notice from insurer prior to any termination of such insurance policies. Subtenant shall also maintain any other insurance which Tenant or Lessor may reasonably require for the protection of Tenant or Lessors interest in the Premises. Subtenant is responsible for maintaining casualty insurance on its own property.

LIABILITY INSURANCE. Subtenant shall maintain liability insurance on the Premises in a total aggregate sum of at least $0.00. Subtenant shall deliver appropriate evidence to Tenant as proof that adequate insurance is in force issiued by companies reasonably satisfactory to Tenant and Lessor. Tenant and Lessor shall receive advance written notice from the insurer prior to any termination of such policies.

WAIVER OF RIGHTS. Each of the Tenant and Subtenant agrees to, and does hereby, waive all rights of recovery and causes of action against the other, their respective agents and employees, and all persons claiming through or under the other, relating loss of business, business interruption or loss of rentals resulting from any damage or destruction to the Demised Premises or and of Subtenant’s property contained therein, notwithstanding that any such damage or destruction may be due to the negligence of Tenant or Subtenant, their respective agents or employees. Tenant and Subtenant also waive rights of recovery and causes of action against Lessor for loss of business, business interruption or loss of rentals, resulting from any such damage or destruction, notwithstanding that such damage or destruction may be due to the negligence of Tenant or Subtenant, their respective agents and employees.

GOVERNING LAW. This Sublease shall be construed in accordance with the laws of the State of California.

INCORPORATION OF PRIME LEASE. This Sublease is subject to all of the terms of the Prime Lease with the same force and effect as if each provision of the Prime Lease were included in this Sublease, except as otherwise provided in this Sublease. All of the obligations and rights of Tenant under the Prime Lease shall be binding upon Subtenant. All of the obligations of Landlord under the Prime Lease shall inure to the benefit of Subtenant. It is the intent of the parties that, except as otherwise provided in this Sublease, the relationship between Tenant and Subtenant shall be governed by the various provisions of the Prime Lease as if those provisions were included in this Sublease in full, except that the terms “Landlord,” “Tenant” and “Lease” as used in the Prime Lease, shall instead refer to, respectively, “Tenant,” “Subtenant” and “Sublease.” The Subtenant herein executes this Sublease with the express acknowledgement that Subtenant has read, reviewed, understands and agrees to comply with all obligations, rights, limitations and responsibilities contained in the Prime Lease.

AMENDMENTS TO SUBLEASE AGREEMENT

•	4,500 square feet for $3,500 per month effective April 1, 2013 through January 31, 2014

•	10,000 square feet for $8,000 per month effective February 1, 2014 through August 1, 2015